Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 to be filed on or about December 29, 2015 of our report dated March 31, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, which report was included in the Annual Report on Form 10-K filed March 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

December 29, 2015